TheStreet.com Creates New Position of Chief Revenue Officer and EVP, Mergers and Acquisitions

Monday March 26, 10:32 am ET

Industry Veteran Steven Elkes Joins TheStreet.com Management Team

NEW YORK--(BUSINESS WIRE)--TheStreet.com, Inc. (NASDAQ: TSCM - News), a leading provider of financial commentary, analysis, research, news and ratings, today announced that it has appointed Steven Elkes as its first Chief Revenue Officer and Executive Vice President of Mergers and Acquisitions (M&A).

A seasoned executive with more than 20 years of solid experience, Elkes has a stellar record of improving results in varied businesses.

"Steven's skill set embodies the precise addition to our executive team necessary at this stage in our growth," said Thomas J. Clarke, Jr., chairman and chief executive officer of TheStreet.com. "Steven will immediately begin maximizing the many revenue opportunities created by our strategy shift to a more advertising supported environment. Additionally, he will embark upon an aggressive search for potential accretive acquisitions."

Elkes most recently served as the Chief Financial Officer of Azoogle (azoogleads.com), where he oversaw the financial, legal and human resources functions in addition to their M&A activities.

Prior to that, Elkes spent almost 10 years at iVillage, ultimately attaining the title of Executive VP of Business Affairs and Operations and Chief Financial Officer.

While managing all phases of the Company's capital raising efforts including private placements, their IPO, and secondary offerings used for acquisition purposes, Elkes also oversaw the strategic implementation and integration of those acquisitions into iVillage. In addition, he managed the public sales process of iVillage to NBC Universal.

"I am delighted to be joining TheStreet.com at such an exciting stage of its growth process," said Elkes. "I look forward to working with the executive team and rapidly enhancing both the emerging revenue opportunities and the firm's growth trajectory."

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM - News) is a leading multimedia provider of business, investment and ratings content, available through its proprietary properties, which include Web sites, email subscription services, print, radio, syndication and audio and video programming. Founded in 1996, TheStreet.com, Inc. pioneered the electronic publishing of financial information on the Internet. Today, the Company offers proprietary information on stocks, mutual funds, exchange traded funds (ETFs) and financial institutions, including various insurers; HMOs; Blue Cross Blue Shield plans; banks and savings and loans. The Company's breadth of top-grade services empowers a wide audience of retail and professional investors, by delivering information they can rely upon to make sound, informed financial decisions.

Contact:

TheStreet.com, Inc.

Chaela Volpe, Investor Relations Manager

Phone: 212-321-5008

Email: Chaela.volpe@thestreet.com